Exhibit 99.1

SM&A

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

OF

CATHY L. McCARTHY

This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of January 11, 2008 by and between SM&A, a Delaware corporation (“SM&A”), and Cathy L. McCarthy (“Employee”), with reference to the following:

Employee and SM&A desire to amend that certain Employment Agreement dated July 19, 2007 between SM&A and Employee (the “Employment Agreement”) to reflect certain agreed upon changes in the compensation and benefits.

NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows, with each such amendment to become effective as of January 11, 2008:

1.             Incentive Compensation:  Paragraph 2a of Exhibit A to the Employment Agreement, entitled “INCENTIVE COMPENSATION”, shall be amended and restated to read in its entirety as follows:

a. Under the terms of an Incentive Compensation plan for the SM&A executive team to be adopted for fiscal year 2008 by the Compensation Committee of the Board of Directors, the Employee as President and Chief Executive Officer will have an annual target incentive of 65% of Employee’s base salary but the amount earned will be contingent upon actual performance as identified in the plan. Employee shall be considered for merit increases in incentive compensation targets on an annual basis by the Compensation Committee of the Board of Directors.

2.             General.  Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment.  Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect. The Employment Agreement (as superseded in part by this Amendment), each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereto and supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.  Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms.  Any other amendment or modification may only be in a writing executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of January 11, 2008.

SM&A

By:	/s/ Dr. Joseph B. Reagan
Joseph B. Reagan
Chairman Compensation Committee
Board of Directors

/s/ Anna Aguirre
Anna Aguirre
SVP Human Resources

/s/ Cathy L. McCarthy
Cathy L. McCarthy